TRACTOR SUPPLY COMPANY REPORTS RECORD FOURTH QUARTER AND FISCAL YEAR 2022 FINANCIAL RESULTS; PROVIDES ROBUST FISCAL 2023 OUTLOOK

Brentwood, Tenn., January 26, 2023 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States, today reported record financial results for its fourth quarter (14 weeks) and fiscal year (53 weeks) ended December 31, 2022.

●	Company Delivered Strong Fourth Quarter Net Sales Increase of 20.7% and Comparable Store Sales Increase of 8.6% Driven by Both Ticket and Transaction Growth
●	Fiscal Year Net Sales Increased 11.6%; Fiscal Year Comparable Store Sales Increased 6.3% with Continued Market Share Gains Across Product Categories
●	Fourth Quarter Diluted Earnings per Share (“EPS”) Increased 25.9% to $2.43 and Fiscal Year 2022 Diluted EPS Increased 12.8% to $9.71
●	Returned $1.11 Billion of Capital to Shareholders in Fiscal Year 2022

“Tractor Supply had another remarkable year in 2022 as we continued to gain market share and advance our strategic initiatives. For the fourth quarter, while we had an incremental benefit from the late December winter storm, our underlying results were at the high end of our expectations. Our strong results throughout 2022 are directly attributable to the dedication of the more than 50,000 Tractor Supply Team Members who are passionate about Life Out Here. The team achieved significant milestones in the history of Tractor Supply including record sales and profitability and executed meaningful investments to enable future growth. In just over two years since introducing our Life Out Here strategy, we have executed Project Fusion in nearly 30% of our store base, built more than 300 garden centers, expanded our digital and supply chain capabilities and grown our Neighbor’s Club membership 47% to more than 28 million members. These investments are resonating with our customers as we exited the year with strong traffic growth,” said Hal Lawton, Chief Executive Officer of Tractor Supply.

Lawton continued, “Tractor Supply’s needs-based, demand-driven business model has stood the test of time with consistent and sustainable growth. As we celebrate our 85th anniversary this year, our future couldn’t be brighter. With a solid foundation, we plan to build on our momentum in 2023. We believe we have the right strategies to manage through the near-term and to deliver long-term compounding growth and value creation.”

Fourth Quarter 2022 Results
Net sales for the fourth quarter of 2022 increased 20.7% to $4.01 billion from $3.32 billion in the fourth quarter of 2021. The fourth quarter included an extra sales week as part of the Company’s 53-week calendar in 2022, which represented 6.8 percentage points of the 20.7% sales growth. Comparable store sales increased 8.6%, as compared to an increase of 12.7% in the prior year’s fourth quarter, driven by comparable average ticket growth of 6.3% and comparable average transaction count increase of 2.3%. Comparable store sales growth reflects continued strength in every day, needs-based merchandise, including consumable, usable and edible (“C.U.E.”) products, winter seasonal goods and year-round product categories. The Company estimates comparable store sales in the quarter benefited by approximately two percentage points from the late December winter storm. The acquisition of Orscheln Farm and Home in October 2022 added approximately $80 million to net sales in the fourth quarter.

Gross profit increased 21.7% to $1.36 billion from $1.12 billion in the prior year’s fourth quarter, and gross margin increased 28 basis points to 34.0% from 33.8% in the prior year’s fourth quarter. The gross margin rate increase was primarily attributable to the Company’s price management actions and other margin driving initiatives that were able to offset the impact from year-over-year product cost inflation pressures, product mix from the robust growth of C.U.E. products and higher transportation costs.

Selling, general and administrative (“SG&A”) expenses, including depreciation and amortization, increased 21.4% to $1.00 billion from $827.5 million in the prior year’s fourth quarter. As a percent of net sales, SG&A expenses increased 14 basis points to 25.1% from 24.9% in the fourth quarter of 2021. The increase in SG&A as a percent of net sales was primarily attributable to the impact of transaction expenses and early integration costs associated with the Orscheln Farm and Home acquisition. Additionally, the Company’s strategic growth initiatives, including related depreciation and amortization, and investments in team member compensation and benefits contributed to the increase. These items were partially offset by a reduction of COVID-19 response costs and leverage in occupancy and other costs from the increase in comparable store sales.

Operating income increased 22.6% to $359.2 million compared to $293.1 million in the fourth quarter of 2021. Given the transaction expenses and early integration costs recorded in the fourth quarter of 2022, the impact of the Orscheln Farm and Home acquisition was relatively neutral to operating income in the fourth quarter and reduced the operating margin rate by approximately 20 basis points.

The effective income tax rate improved to 22.4% compared to 22.7% in the fourth quarter of 2021.

Net income increased 22.4% to $270.9 million from $221.3 million, and diluted earnings per share increased 25.9% to $2.43 from $1.93 in the fourth quarter of 2021. The benefit of the 53rd week contributed approximately $0.16 to diluted EPS.

The Company repurchased approximately 0.4 million shares of its common stock for $92.0 million and paid quarterly cash dividends totaling $101.7 million, returning $193.7 million of capital to shareholders in the fourth quarter of 2022.

The Company opened 39 new Tractor Supply stores and six new Petsense by Tractor Supply stores in the fourth quarter of 2022. In October 2022, Tractor Supply acquired 81 stores from Orscheln Farm and Home that will be rebranded to Tractor Supply by the end of 2023.

Fiscal 2022 Results
Net sales for fiscal 2022 increased 11.6% to $14.20 billion from $12.73 billion in fiscal 2021. The fiscal year included an extra sales week as part of the Company’s 53-week calendar in 2022, which represented 1.8 percentage points of the 11.6% sales growth. Comparable store sales increased 6.3% versus a 16.9% increase in fiscal 2021.

Gross profit increased 11.1% to $4.97 billion from $4.48 billion in fiscal 2021, and gross margin decreased 17 basis points to 35.0% from 35.2% in fiscal 2021.

SG&A expenses, including depreciation and amortization, increased 11.6% to $3.54 billion from $3.17 billion in fiscal 2021. As a percent of net sales, SG&A expenses were flat at 24.9% compared to fiscal 2021.

Operating income increased 9.8% to $1.43 billion compared to $1.31 billion in fiscal 2021.

The effective income tax rate was 22.5% compared to 22.1% in fiscal 2021.

Net income increased 9.2% to $1.09 billion from $997.1 million, and diluted EPS increased 12.8% to $9.71 from $8.61 in fiscal 2021. The benefit of the 53rd week contributed approximately $0.16 to diluted EPS.

In fiscal 2022, the Company repurchased approximately 3.4 million shares of its common stock for $700.1 million. The Company also paid quarterly cash dividends totaling $409.6 million during fiscal 2022, returning $1.11 billion of capital to shareholders.

During fiscal 2022, the Company opened 63 new Tractor Supply stores and nine new Petsense by Tractor Supply stores and closed one Petsense by Tractor Supply store. In October 2022, Tractor Supply acquired 81 stores from Orscheln Farm and Home that will be rebranded to Tractor Supply by the end of 2023.

Fiscal 2023 Financial Outlook
The Company is providing its financial guidance for fiscal 2023, a 52-week year compared to fiscal 2022, a 53-week year. This outlook is based on what the Company can reasonably predict at this time.

For fiscal 2023, the Company expects the following:

Net Sales	$15.0 billion to $15.3 billion
Comparable Store Sales	+3.5% to +5.5%
Operating Margin Rate	10.1% to 10.3%
Net Income	$1.13 billion to $1.17 billion
Earnings per Diluted Share	$10.30 to $10.60
Capital Expenditures	$700 million to $775 million
Share Repurchases	$575 million to $675 million

Anticipated capital expenditures include plans in 2023 to open approximately 70 Tractor Supply stores, complete the Orscheln Farm and Home conversions to Tractor Supply, continue the Project Fusion remodels and garden center transformations, and open 10 to 15 new Petsense by Tractor Supply stores. Additionally, the Company celebrated the grand opening of its ninth distribution center on January 18, 2023 and anticipates the build-out of its tenth distribution center in 2023, beginning operations in the spring of 2024.

Conference Call Information
Tractor Supply Company will hold a conference call today, Thursday, January 26, 2023 at 10 a.m. ET, hosted by Hal Lawton, President and Chief Executive Officer, and Kurt Barton, Chief Financial Officer. The call will be webcast live at IR.TractorSupply.com. An investor presentation will be available on the investor relations section of the Company’s website at least 15 minutes prior to the conference call.

Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the webcast.

A replay of the webcast will also be available at IR.TractorSupply.com shortly after the conference call concludes.

About Tractor Supply Company
Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States, has been passionate about serving its unique niche, targeting the needs of recreational farmers, ranchers and all those who enjoy living the rural lifestyle, for more than 80 years. Tractor Supply offers an extensive mix of products necessary to care for home, land, pets and animals with a focus on product localization, exclusive brands and legendary customer service for the Out Here lifestyle. With more than 50,000 Team Members, the Company's physical store assets, combined with its digital capabilities, offer customers the convenience of purchasing products they need anytime, anywhere and any way they choose at the everyday low prices they deserve. As of December 31, 2022, the Company operated 2,066 Tractor Supply stores in 49 states, a consumer mobile app and an e-commerce website at www.TractorSupply.com. In October 2022, Tractor Supply acquired 81 stores from Orscheln Farm and Home that will be rebranded to Tractor Supply by the end of 2023.

Tractor Supply Company also owns and operates Petsense by Tractor Supply, a small-box pet specialty supply retailer focused on meeting the needs of pet owners, primarily in small and mid-size communities, and offering a variety of pet products and services. As of December 31, 2022, the Company operated 186 Petsense by Tractor Supply stores in 23 states. For more information on Petsense by Tractor Supply, visit www.Petsense.com.

Forward-Looking Statements
This press release contains certain forward-looking statements, including statements regarding growth and value creation, new store and distribution centers, the Orscheln Farm and Home conversion and financial guidance for 2023, including, net sales, comparable store sales, operating margin rates, net income, diluted earnings per share, capital expenditures and share repurchases. All forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. Forward-looking statements are usually identified by or are associated with such words as “intend,” “expect,” “believe,” “anticipate,” “optimistic,” “forecasted” and similar terminology. Actual results could vary materially from the expectations reflected in these statements. As with any business, all phases of our operations are subject to facts outside of our control. These factors include, without limitation, national, regional, and local economic conditions affecting consumer spending; the timing and mix of goods sold; purchase price volatility (including inflationary and deflationary pressures), transportation costs, constraints in the supply chain affecting timing and availability of merchandise inventory; the ability to increase sales at existing stores or on our e-commerce platforms; the ability to manage growth and identify suitable locations; the ability to open new stores in the time, manner, and number currently contemplated; economic uncertainty, including rising costs for commodities, raw materials, energy, and finished goods; the ability to successfully manage expenses and to execute our key gross margin enhancing initiatives; the ability to open distribution centers in the anticipated timeframe and within budget; the impact of new stores on our business; competition, including that from online competitors; weather conditions; the seasonal nature of our business; the ability to retain vendors and our reliance on foreign suppliers; the ability to attract, train, and retain qualified employees, as well as increasing labor and benefit costs; rising interest rates; tightening of credit markets; continued domestic impact of global geopolitical unrest, including the heightened risk of cyberattacks as a result of the hostilities between Russia and Ukraine; continued disruption and uncertainty in the supply chain and shipping channels, including potential disruption to domestic transportation channels; the impact of public health issues, such as the ongoing global coronavirus (“COVID-19”) pandemic, the timing and acceptance of new products; delays of difficulty in integration following the acquisition of Orscheln Farm and Home (the “Transaction”), the potential for conflicts with regulators if the sale of the Orscheln headquarters and distribution center are delayed, the potential for litigation or governmental investigations relating to the Transaction, the impact of divestitures required as a condition to receipt of required regulatory approvals for the Transaction; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement of an acquisition; significant increases in costs or significant delays associated with new store openings, remodels, relocations, or conversion of Orscheln stores; our ability to meet our sustainability, stewardship, carbon emission, and Diversity, Equity, and Inclusion (“DE&I”) related Environmental, Social, and Governance (“ESG”) projections, goals, and commitments; the imposition of tariffs on imported products or the disallowance of tax deductions on imported products; potential judgments, fines, legal fees, and other costs; breach of information systems or theft of employee or customer data; effective tax rate changes and results of examination by taxing authorities; the ability to maintain an effective system of internal control over financial reporting and changes in accounting standards, assumptions, and estimates; severe weather and the effects of climate change. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

(Financial tables to follow)

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share and percentage data)

	Three Months Ended				Year Ended
	December 31, 2022		December 25, 2021		December 31, 2022		December 25, 2021
	(14 weeks)		(13 weeks)		(53 weeks)		(52 weeks)
		% of		% of		% of		% of
		Net		Net		Net		Net
		Sales		Sales		Sales		Sales
Net sales	$4,006,375	100.00%	$3,319,284	100.00%	$14,204,717	100.00%	$12,731,105	100.00%
Cost of merchandise sold	2,642,750	65.96	2,198,706	66.24	9,232,513	65.00	8,253,952	64.83
Gross profit	1,363,625	34.04	1,120,578	33.76	4,972,204	35.00	4,477,153	35.17

Selling, general and administrative expenses	909,595	22.70	752,097	22.66	3,194,199	22.48	2,900,297	22.78
Depreciation and amortization	94,820	2.37	75,427	2.27	343,062	2.42	270,158	2.12

Operating income	359,210	8.97	293,054	8.83	1,434,943	10.10	1,306,698	10.27
Interest expense, net	10,241	0.26	6,542	0.20	30,633	0.22	26,610	0.21

Income before income taxes	348,969	8.71	286,512	8.63	1,404,310	9.88	1,280,088	10.06
Income tax expense	78,099	1.95	65,174	1.96	315,598	2.22	282,974	2.22
Net income	$270,870	6.76%	$221,338	6.67%	$1,088,712	7.66%	$997,114	7.84%

Net income per share:
Basic	$2.45		$1.95		$9.78		$8.69
Diluted	$2.43		$1.93		$9.71		$8.61

Weighted average shares outstanding:
Basic	110,433		113,668		111,336		114,794
Diluted	111,282		114,787		112,149		115,824

Dividends declared per common share outstanding	$0.92		$0.52		$3.68		$2.08

Note: Percent of net sales amounts may not sum to totals due to rounding.

Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands)

	Three Months Ended		Year Ended
	December 31, 2022	December 25, 2021	December 31, 2022	December 25, 2021
	(14 weeks)	(13 weeks)	(53 weeks)	(52 weeks)
Net income	$270,870	$221,338	$1,088,712	$997,114

Other comprehensive (loss) / income:
Change in fair value of interest rate swaps, net of taxes	(1,023)	1,937	9,930	4,588
Total other comprehensive (loss) / income	(1,023)	1,937	9,930	4,588
Total comprehensive income	$269,847	$223,275	$1,098,642	$1,001,702

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	December 31, 2022	December 25, 2021
ASSETS
Current assets:
Cash and cash equivalents	$202,502	$878,030
Inventories	2,709,597	2,191,192
Prepaid expenses and other current assets	245,676	164,118
Income taxes receivable	—	17,100
Total current assets	3,157,775	3,250,440

Property and equipment, net	2,083,616	1,617,806
Operating lease right-of-use assets	2,953,801	2,785,858
Goodwill and other intangible assets	253,262	55,520
Deferred income taxes	—	2,437
Other assets	41,536	55,406
Total assets	$8,489,990	$7,767,467

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,398,288	$1,155,630
Accrued employee compensation	120,302	109,618
Other accrued expenses	498,575	474,412
Current portion of finance lease liabilities	3,179	3,897
Current portion of operating lease liabilities	346,397	321,285
Income taxes payable	9,471	—
Total current liabilities	2,376,212	2,064,842

Long-term debt	1,164,056	986,382
Finance lease liabilities, less current portion	34,651	32,848
Operating lease liabilities, less current portion	2,721,877	2,574,882
Deferred income taxes	30,775	—
Other long-term liabilities	120,003	105,848
Total liabilities	6,447,574	5,764,802

Stockholders’ equity:
Common stock	1,415	1,411
Additional paid-in capital	1,261,283	1,210,512
Treasury stock	(4,855,909)	(4,155,846)
Accumulated other comprehensive income	11,275	1,345
Retained earnings	5,624,352	4,945,243
Total stockholders’ equity	2,042,416	2,002,665
Total liabilities and stockholders’ equity	$8,489,990	$7,767,467

Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Year Ended
	December 31, 2022	December 25, 2021
	(53 weeks)	(52 weeks)
Cash flows from operating activities:
Net income	$1,088,712	$997,114
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	343,062	270,158
Loss on disposition of property and equipment	2,158	4,045
Share-based compensation expense	53,832	47,649
Deferred income taxes	51,693	29,149
Change in assets and liabilities:
Inventories	(349,742)	(407,922)
Prepaid expenses and other current assets	(64,060)	(30,459)
Accounts payable	162,335	179,534
Accrued employee compensation	6,433	(10,083)
Other accrued expenses	(13,137)	137,833
Income taxes	26,570	(37,038)
Other	49,123	(41,260)
Net cash provided by operating activities	1,356,979	1,138,720
Cash flows from investing activities:
Capital expenditures	(773,369)	(628,431)
Proceeds from sale of property and equipment	1,044	1,091
Acquisition of Orscheln, net of cash acquired	(390,765)	—
Proceeds from sale of business assets	69,364	—
Net cash used in investing activities	(1,093,726)	(627,340)
Cash flows from financing activities:
Borrowings under debt facilities	1,010,000	—
Repayments under debt facilities	(832,000)	—
Principal payments under finance lease liabilities	(4,058)	(4,580)
Repurchase of shares to satisfy tax obligations	(28,592)	(14,876)
Repurchase of common stock	(700,063)	(798,893)
Net proceeds from issuance of common stock	25,535	82,249
Cash dividends paid to stockholders	(409,603)	(239,006)
Net cash used in financing activities	(938,781)	(975,106)
Net decrease in cash and cash equivalents	(675,528)	(463,726)
Cash and cash equivalents at beginning of period	878,030	1,341,756
Cash and cash equivalents at end of period	$202,502	$878,030

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest, net of amounts capitalized	$26,367	$23,601
Income taxes	239,129	291,665

Supplemental disclosures of non-cash activities:
Non-cash accruals for property and equipment	$45,742	$24,408
Increase of operating lease assets and liabilities from new or modified leases	416,457	678,092
Increase of finance lease assets and liabilities from new or modified leases	5,143	3,675

Selected Financial and Operating Information
(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2022	December 25, 2021	December 31, 2022	December 25, 2021
	(14 weeks)	(13 weeks)	(53 weeks)	(52 weeks)
Sales Information:
Comparable store sales increase	8.6%	12.7%	6.3%	16.9%
New store sales (% of total sales)	4.0%	2.1%	2.8%	2.5%
Average transaction value	$61.56	$58.40	$60.42	$56.62
Comparable store average transaction value increase (a)	6.3%	10.3%	6.9%	9.8%
Comparable store average transaction count increase	2.3%	2.4%	(0.6)%	7.1%
Total selling square footage (000’s)	37,269	33,485	37,269	33,485
Exclusive brands (% of total sales)	30.9%	27.8%	30.0%	28.7%
Imports (% of total sales)	15.5%	14.2%	12.5%	12.2%

Store Count Information:
Tractor Supply
Beginning of period	2,027	1,967	2,003	1,923
New stores opened	39	36	63	80
Stores closed	—	—	—	—
End of period	2,066	2,003	2,066	2,003
Petsense by Tractor Supply
Beginning of period	180	177	178	182
New stores opened	6	1	9	7
Stores closed	—	—	(1)	(11)
End of period	186	178	186	178
Orscheln Farm and Home
Stores acquired	81	—	81	—
End of period	81	—	81	—
Consolidated end of period	2,333	2,181	2,333	2,181

Pre-opening costs (000’s)	$5,111	$4,142	$10,183	$10,352

Balance Sheet Information:
Average inventory per store (000’s) (b)	$1,082.7	$917.6	$1,082.7	$917.6
Inventory turns (annualized)	3.77	4.07	3.79	4.18
Share repurchase program:
Cost (000’s)	$92,047	$200,920	$700,063	$798,893
Average purchase price per share	$209.12	$222.77	$207.23	$183.07

(a) Comparable store average transaction value changes include the impact of transaction value changes achieved on the current period change in transaction count.
(b) Assumes average inventory cost, excluding inventory in transit.
Note: Comparable store metrics percentages may not sum to total due to rounding.
Note: With the exception of store count information, new stores sales (% of total sales), total selling square footage, and average inventory per store, all metrics listed above exclude newly acquired Orscheln Farm and Home, LLC.

	Three Months Ended		Year Ended
	December 31, 2022	December 25, 2021	December 31, 2022	December 25, 2021
	(14 weeks)	(13 weeks)	(53 weeks)	(52 weeks)
Capital Expenditures (millions):
Existing stores	$140.8	$113.7	$367.7	$326.9
Distribution center capacity and improvements	70.7	56.4	156.1	93.3
New and relocated stores and stores not yet opened	67.8	26.5	126.7	73.0
Information technology	42.6	47.8	119.5	124.8
Corporate and other	0.3	1.6	3.4	10.4
Total	$322.2	$246.0	$773.4	$628.4